SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 6)/1/



                                CKF BANCORP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   12561J 10 4
                                   -------------
                                  (CUSIP Number)

                                       N/A
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [X]     Rule 13d-1(b)

          [X]     Rule 13d-1(c)

          [ ]     Rule 13d-1(d)


/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 10 pages

--------------------------------------------------------------------------------
CUSIP NO. 12561J 10 4                   13G                   Page 2 of 10 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           CKF BANCORP, INC. EMPLOYEE STOCK OWNERSHIP PLAN TRUST

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           61-1267810
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                               (a) [ ]

                                                               (b) [ ]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           COMMONWEALTH OF KENTUCKY

--------------------------------------------------------------------------------
       NUMBER OF            5      SOLE VOTING POWER               0
         SHARES             ----------------------------------------------------
      BENEFICIALLY          6      SHARED VOTING POWER        75,766
        OWNED BY            ----------------------------------------------------
          EACH              7      SOLE DISPOSITIVE POWER          0
       REPORTING            ----------------------------------------------------
         PERSON             8      SHARED DISPOSITIVE POWER   75,766
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             75,766
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
              [  ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            10.25%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    EP
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 12561J 10 4                   13G                   Page 3 of 10 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           CKF BANCORP, INC. INCENTIVE PLAN TRUST

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           61-1267810
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                               (a) [ ]

                                                               (b) [ ]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           COMMONWEALTH OF KENTUCKY

--------------------------------------------------------------------------------
       NUMBER OF            5      SOLE VOTING POWER               0
         SHARES             ----------------------------------------------------
      BENEFICIALLY          6      SHARED VOTING POWER        55,600
        OWNED BY            ----------------------------------------------------
          EACH              7      SOLE DISPOSITIVE POWER          0
       REPORTING            ----------------------------------------------------
         PERSON             8      SHARED DISPOSITIVE POWER   55,600
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             55,600
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
              [  ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             7.52%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    EP
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 12561J 10 4                   13G                   Page 4 of 10 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           W. IRVINE FOX, JR.

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                               (a) [ ]

                                                               (b) [ ]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA

--------------------------------------------------------------------------------
       NUMBER OF            5      SOLE VOTING POWER          38,200
         SHARES             ----------------------------------------------------
      BENEFICIALLY          6      SHARED VOTING POWER       102,530
        OWNED BY            ----------------------------------------------------
          EACH              7      SOLE DISPOSITIVE POWER     38,200
       REPORTING            ----------------------------------------------------
         PERSON             8      SHARED DISPOSITIVE POWER  102,530
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            140,730
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
              [  ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            19.05%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 12561J 10 4                   13G                   Page 5 of 10 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           YVONNE YORK MORLEY

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                               (a) [ ]

                                                               (b) [ ]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA

--------------------------------------------------------------------------------
       NUMBER OF            5      SOLE VOTING POWER           1,000
         SHARES             ----------------------------------------------------
      BENEFICIALLY          6      SHARED VOTING POWER       102,530
        OWNED BY            ----------------------------------------------------
          EACH              7      SOLE DISPOSITIVE POWER      1,000
       REPORTING            ----------------------------------------------------
         PERSON             8      SHARED DISPOSITIVE POWER  102,530
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            103,530
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
              [  ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            14.01%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 12561J 10 4                   13G                   Page 6 of 10 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           JACK L. BOSLEY

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                               (a) [ ]

                                                               (b) [ ]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA

--------------------------------------------------------------------------------
       NUMBER OF            5      SOLE VOTING POWER          12,500
         SHARES             ----------------------------------------------------
      BENEFICIALLY          6      SHARED VOTING POWER       102,530
        OWNED BY            ----------------------------------------------------
          EACH              7      SOLE DISPOSITIVE POWER     12,500
       REPORTING            ----------------------------------------------------
         PERSON             8      SHARED DISPOSITIVE POWER  102,530
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            115,030
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
              [  ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            15.57%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             -------------------
                                                              Page 7 of 10 Pages
                                                             -------------------

ITEM 1(A)   NAME OF ISSUER:
      CKF Bancorp, Inc.

ITEM 1(B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
      340 West Main Street
      Danville, Kentucky 40422

ITEM 2(A)   NAME OF PERSON(S) FILING:
     CKF Bancorp, Inc. Employee Stock Ownership Plan Trust ("ESOP"), CKF Bancorp, Inc. Incentive Plan Trust ("Incentive Plan"), and the following individuals who serve as their trustees: W. Irvine Fox, Jr., Yvonne York Morley, and Jack L. Bosley.

ITEM 2(B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE:
     Same as Item 1(b).

ITEM 2(C)   CITIZENSHIP:
     See Row 4 of the second part of the cover page provided for each reporting person.

ITEM 2(D)   TITLE OF CLASS OF SECURITIES:
     Common Stock, par value $.01 per share.

ITEM 2(E)   CUSIP NUMBER:
     See the upper left corner of the second part of the cover page provided for each reporting person.

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b) OR
            (c), CHECK WHETHER THE PERSON FILING IS A:

     (f) [X] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     If this statement is filed pursuant to Rule 13d-1(c), check this box.[X]

     Items (a), (b), (c), (d), (e), (g), (h), (i), and (j) are not applicable. This Schedule 13G is being filed on behalf of the ESOP and Incentive Plan identified in Item 2(a), filing under the Item 3(f) classification, and by each trustee of the separate trusts established pursuant to the ESOP and Incentive Plan, filing pursuant to Rule 13d-1(c) and applicable SEC no-action letters.

ITEM 4.     OWNERSHIP.
     (a) Amount Beneficially Owned: See Row 9 of the second part of the cover page provided for each reporting person.

     (b) Percent of Class: See Row 11 of the second part of the cover page provided for each reporting person.

                                                             -------------------
                                                              Page 8 of 10 Pages
                                                             -------------------


     (c) See Rows 5, 6, 7, and 8 of the second part of the cover page provided for each reporting person.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
     CKF Bancorp, Inc., in its capacity as the ESOP Committee, has the power to determine whether dividends on allocated shares that are paid to the ESOP trust are distributed to participants or are used to repay the ESOP loan.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
     Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
     Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.
    Not applicable.

ITEM 10.    CERTIFICATION.
     By signing below, each signatory in the capacity of an ESOP or Incentive Plan trustee certifies that, to the best of his knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     By signing below, each signatory in his individual capacity certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                             -------------------
                                                              Page 9 of 10 Pages
                                                             -------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

CKF BANCORP, INC.
EMPLOYEE STOCK OWNERSHIP PLAN TRUST

By Its Trustees:


/s/ W. Irvine Fox, Jr.                                 February 8, 2001
--------------------------------------------           -------------------------
W. Irvine Fox, Jr., as Trustee                         Date

/s/ Yvonne York Morley                                 February 8, 2001
------------------------------------                   -------------------------
Yvonne York Morley, as Trustee                         Date

/s/ Jack L. Bosley                                     February 8, 2001
------------------------------------                   -------------------------
Jack L. Bosley, as Trustee                             Date


CKF BANCORP, INC.
INCENTIVE PLAN TRUST

By Its Trustees:

/s/ W. Irvine Fox, Jr.                                 February 8, 2001
--------------------------------------------           -------------------------
W. Irvine Fox, Jr., as Trustee                         Date

/s/ Yvonne York Morley                                 February 8, 2001
--------------------------------------------           -------------------------
Yvonne York Morley, as Trustee                         Date

/s/ Jack L. Bosley                                     February 8, 2001
--------------------------------------------           -------------------------
Jack L. Bosley, as Trustee                             Date

                                                            --------------------
                                                             Page 10 of 10 Pages
                                                            --------------------

                                    SIGNATURE

/s/ W. Irvine Fox, Jr.                                 February 8, 2001
--------------------------------------------           -------------------------
W. Irvine Fox, Jr., as an Individual                   Date
Stockholder

/s/ Yvonne York Morley                                 February 8, 2001
--------------------------------------------           -------------------------
Yvonne York Morley, as an Individual                   Date
Stockholder

/s/ Jack L. Bosley                                     February 8, 2001
--------------------------------------------           -------------------------
Jack L. Bosley, as an Individual                       Date
Stockholder